Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE
Contact Information:
Investor Inquiries — Ed Lang 480-627-2837
Media Inquiries — Will Flower 480-718-6565
REPUBLIC SERVICES, INC. ANNOUNCES REDEMPTION OF
7.125% SENIOR NOTES DUE 2016
PHOENIX—April 15, 2011—Republic Services Inc. (NYSE:RSG), today announced that it has notified the holders of its 7.125% Senior Notes due 2016 (the “Notes”) that it will redeem all of the Notes outstanding on May 16, 2011 (the “Redemption Date”).
The Notes will be redeemed at a price equal to 103.563% of the principal amount of the Notes, plus accrued and unpaid interest up to, but not including, the Redemption Date. Payment of the redemption price will be made by U.S. Bank National Association, the trustee under the indenture governing the Notes, on the Redemption Date upon presentation and surrender of the Notes as set forth in the redemption notice.
The company intends to use incremental borrowings under its revolving credit facility and cash on hand to fund the redemption. The company may also explore capital market opportunities to fund the redemption if market conditions are favorable.
The company expects to incur a charge upon extinguishment of the Notes of approximately $82.7 million, of which $21.4 million is the cash premium. This charge will be reflected in its second quarter 2011 financial results.

About Republic Services
Republic Services, Inc. provides recycling and solid waste collection, transfer and disposal services in the United States and Puerto Rico. The Company’s various operating units, including collection companies, transfer stations, recycling centers and landfills, are focused on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. For more information, visit the Republic Services website at www.republicservices.com.
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